Exhibit 5.2

SEWARD & KISSEL LLP ONE BATTERY PARK PLAZA NEW YORK, NEW YORK 10004

TELEPHONE: (212) 574-1200 FACSIMILE: (212) 480-8421 WWW.SEWKIS.COM	1200 G STREET, N.W. WASHINGTON, D.C. 20006 TELEPHONE: (202) 737-8833 FACSIMILE: (202) 737-5184

May 18, 2010

Aegean Marine Petroleum Network Inc.
42 Hatzikyriakou Avenue
185 38 Piraeus
Athens, Greece

Re:           Aegean Marine Petroleum Network Inc.

Ladies and Gentlemen:

We have acted as counsel to Aegean Marine Petroleum Network Inc. (the "Company") in connection with (i) the preparation of the Company's shelf registration statement on Form F-3 (Registration No. 333-166890), as filed with the U.S. Securities and Exchange Commission (the "Commission") on May 17, 2010 (the "Registration Statement"), relating to the registration under the U.S. Securities Act of 1933, as amended (the "Securities Act") of an indeterminate number of securities, which may include shares of common stock, par value $0.01 per share, of the Company (including the related preferred stock purchase rights (the "Rights")) (the "Common Shares"), shares of preferred stock, par value $0.01 per share, of the Company, debt securities of the Company, warrants to purchase the Company's securities, purchase contracts to purchase the Company's securities, and units comprised of any of the foregoing securities, and the prospectus of the Company included in the Registration Statement (the "Base Prospectus"); and (iii) the preparation of a supplement to the Base Prospectus (the "Prospectus Supplement" and together with the Base Prospectus, the "Prospectus") relating to the registration under the Securities Act of an aggregate amount of 4,000,000 Common Shares (the "Securities"), all of which are being offered by a certain selling shareholder of the Company.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the Stockholders Rights Agreement dated as of August 14, 2009 (the "Rights Agreement"); and (iv) such corporate documents and records of the Company and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents.  As to various questions of fact that are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company and others.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

Furthermore, based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the State of New York the Rights constitute binding obligations of the Company in accordance with the terms of the Rights Agreement.

This opinion is limited to the laws of the State of New York and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to be incorporated into the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Base Prospectus and the Prospectus Supplement, without admitting we are "experts" within the meaning of the Securities Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP